MIDDLESEX WATER COMPANY TO PURCHASE
MONTAGUE WATER AND SEWER COMPANIES

ISELIN, NJ (March 26, 2010)  Middlesex Water Company (NASDAQ: MSEX), a provider of water and wastewater services primarily in New Jersey and Delaware, today announced it has entered into an agreement to purchase Montague Water Company, Inc. and Montague Sewer Company, Inc. in Montague, New Jersey. The companies presently serve more than 2,000 people in Montague Township, located in northwestern New Jersey.

“We continue to pursue opportunities that make sense both operationally and strategically,” said Middlesex Water President & CEO Dennis W. Doll.  “We also continue our focus on leveraging our solid water and wastewater capabilities in expanding our footprint both within and beyond our core New Jersey and Delaware operations.  In November 2009, Middlesex Water acquired the assets of Twin Lakes Water Services, Inc., in Shohola, Pennsylvania, near the Montague systems. The proximity of these systems is expected to enhance our ability to deliver additional efficiencies for the benefit of all of these customers,” added Doll.

The transaction requires approval by the New Jersey Board of Public Utilities.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey 08830
(732) 638-7549
www.middlesexwater.com